Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.13R

In accordance with Listing Rule 9.6.13R(1), British American Tobacco p.l.c. (the “Company”) confirms that Darrell Thomas, who has been appointed as a Non-Executive Director of the Company with effect from 7 December 2020, has not been a director of any publicly quoted companies in the previous five years.

There are no matters required by paragraphs 9.6.13R(2) to (6) of the Listing Rules to be disclosed by Mr Thomas.

Oliver Martin
Assistant Secretary

11 December 2020